                                                                    EXHIBIT 99.2


         ORBCOMM GLOBAL, L.P.


         Consolidated Financial Statements
         As of December 31, 2000 and 1999
         Together with reports of independent public accountants

                              ORBCOMM GLOBAL, L.P.

                        Consolidated Financial Statements
                        as of December 31, 2000 and 1999





                                TABLE OF CONTENTS

       Report of Independent Public Accountants                                                             1

       Independent Auditors' Report                                                                         2

       Consolidated Balance Sheets as of December 31, 2000 and 1999                                         3

       Consolidated Statements of Operations and Comprehensive
       Loss for the Years Ended December 31, 2000, 1999 and 1998                                            4

       Consolidated Statements of Cash Flows for the Years Ended
       December 31, 2000, 1999 and 1998                                                                     5

       Consolidated Statements of Partners' Capital (Deficit) for the
       Years Ended December 31, 2000, 1999 and 1998                                                         6

       Notes to Consolidated Financial Statements                                                      7 - 20

                    Report of Independent Public Accountants


To ORBCOMM Global, L.P.:

We have audited the accompanying consolidated balance sheets of ORBCOMM Global, L.P. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, partners' capital (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended December 31, 1998, were audited by other auditors whose report dated March 30, 1999, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM Global, L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and in February 2001, the Company filed a motion pursuant to the United States Bankruptcy Code to permit the sale of substantially all of its assets or alternatively the orderly liquidation of the Company. Management's plans in regard to these matters are also described in
Note 1. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the amount and classification of liabilities that might result from the outcome of this uncertainty.

/s/ Arthur Andersen LLP

Vienna, VA
April 12, 2001

                          INDEPENDENT AUDITORS' REPORT


The Partners
ORBCOMM Global, L.P.:


We have audited the accompanying consolidated statements of operations and comprehensive loss, partner's capital, and cash flows of ORBCOMM Global L.P. and subsidiaries for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ORBCOMM Global, L.P. and subsidiaries for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP


Washington, D.C.
March 30, 1999

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                     DECEMBER 31,              DECEMBER 31,
                                                                                         2000                      1999
                                                                                 ---------------------     ---------------------

                                              ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                     $             1,168       $             8,722
    Accounts receivable, net of allowance of $6,306 in 2000 and $237 in 1999                    1,702                     1,264
    Inventory                                                                                       0                    15,964
    Prepaid expenses and other current assets                                                     500                     5,171
    Deferred and prepaid contract costs                                                           525                         0
                                                                                 ---------------------     ---------------------
          Total Current Assets                                                                  3,895                    31,121


Mobile Communications Satellite System and other property,
    plant and equipment, net                                                                    7,000                   346,042
Other assets, net                                                                                   0                     5,543
Investments in and advances to affiliates                                                       1,000                     6,722
Goodwill, net                                                                                       0                       384
                                                                                 ---------------------     ---------------------

          TOTAL ASSETS                                                            $            11,895       $           389,812
                                                                                 =====================     =====================



                                 LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES NOT SUBJECT TO COMPROMISE
    Accounts payable and accrued liabilities (December 31, 2000 amounts are
       post-petition)                                                             $             2,935       $            20,030
    Accounts payable and accrued liabilities  -  Orbital Sciences Corporation                       0                   107,513
    Notes to Teleglobe Holding Corporation (post-petition)                                     13,720                         0
                                                                                 ---------------------     ---------------------
       Total Current Liabilities Not Subject to Compromise                                     16,655                   127,543

Revenue participation accrued interest                                                              0                     1,520
Long-term debt                                                                                      0                   170,000
Liabilities subject to compromise (pre-petition)                                              291,877                         0
Minority interest (pre-petition)                                                                7,820                         0
                                                                                 ---------------------     ---------------------
          Total Liabilities                                                                   316,352                   299,063

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT):
    Teleglobe Mobile Partners                                                                (186,373)                   70,079
    Orbital Communications Corporation                                                       (118,084)                   20,670
                                                                                 ---------------------     ---------------------
          Total Partners' Capital (Deficit)                                                  (304,457)                   90,749
                                                                                 ---------------------     ---------------------

          TOTAL LIABILITIES AND PARTNERS' CAPITAL                                 $            11,895       $           389,812
                                                                                 =====================     =====================






        The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)



                                                                                              YEARS ENDED DECEMBER 31,
                                                                            ----------------------------------------------------
                                                                                   2000             1999              1998
                                                                            ----------------   ---------------  ----------------
REVENUES:
    Service and product sales                                                 $       7,797      $      2,772    $        1,262
                                                                            ----------------   ---------------  ----------------
EXPENSES:
    Cost of product sales                                                            67,226             3,186             1,242
    Engineering expenses                                                             20,186            25,492            17,007
    Marketing, administrative and other expenses                                     55,705            43,051            34,961
                                                                            ----------------   ---------------  ----------------
      Total expenses                                                                143,117            71,729            53,210
                                                                            ----------------   ---------------  ----------------

LOSS FROM OPERATIONS BEFORE DEPRECIATION, LOSS ON IMPAIRMENT,
    AND AMORTIZATION                                                               (135,320)          (68,957)          (51,948)

    Depreciation                                                                     39,124            47,035            11,048
    Loss on impairment of long-lived assets                                         334,837                 0                 0
    Goodwill amortization                                                                36                42                 0
                                                                            ----------------   ---------------  ----------------
LOSS FROM OPERATIONS                                                               (509,317)         (116,034)          (62,996)

OTHER INCOME AND EXPENSES:
    Interest income                                                                     227               335               914
    Interest expense and other financial charges                                    (18,537)          (25,866)           (2,814)
    Loss on impairment of investments and loss on sale of affiliates                 (5,196)                0                 0
    Equity in net losses of affiliates                                               (5,671)           (2,983)           (4,732)
                                                                            ----------------   ---------------  ----------------
LOSS BEFORE REORGANIZATION ITEMS                                                   (538,494)         (144,548)          (69,628)

REORGANIZATION ITEMS:
    Professional fees                                                                  (903)                0                 0
    Write off of debt issuance costs                                                 (3,868)                0                 0
    Interest earned on accumulated cash and cash equivalents during
      Chapter 11 proceedings                                                             38                 0                 0
                                                                            ----------------   ---------------  ----------------

NET LOSS                                                                           (543,227)         (144,548)          (69,628)

OTHER COMPREHENSIVE INCOME (LOSS):
    Currency translation adjustments                                                    (59)              348                 0
                                                                            ----------------   ---------------  ----------------

COMPREHENSIVE LOSS                                                            $    (543,286)     $   (144,200)   $      (69,628)
                                                                            ================   ===============  ================


        The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                            YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------------------
                                                                               2000              1999                1998
                                                                          ------------------  ----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                              $        (543,227)   $     (144,548)      $     (69,628)
    ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN
      OPERATING ACTIVITIES:
    Items not affecting cash:
      Depreciation                                                                   39,124            47,035              11,048
      Amortization                                                                      616             1,084                 837
      Equity in net losses of affiliates                                              5,671             2,983               4,732
      Loss on impairment of inventory and other assets                               63,282                 0                   0
      Loss on impairment of long-lived assets                                       334,837                 0                   0
      Loss on impairment of investments and loss on sale of affiliates                5,196                 0                   0
      Write off of debt issuance costs                                                3,868                 0                   0
                                                                          ------------------  ----------------   -----------------
    Sub-total                                                                       (90,633)          (93,446)            (53,011)
    Net changes in non-cash working capital items:
      Decrease (increase) in accounts receivable                                      1,270            (1,264)                  0
      Increase in inventory                                                          (1,422)           (9,276)             (4,528)
      (Increase) decrease in prepaid expenses and other current assets               (1,364)           (4,923)              1,683
      Increase in deferred and prepaid contract costs                                (3,041)                0                   0
      Increase in accounts payable and accrued liabilities                            1,721             4,224               2,095
      Increase in revenue participation accrued interest                                  0               921                 585
      Liabilities subject to compromise:
        Increase in accounts payable and accrued liabilities                         11,651                 0                   0
        Decrease in accounts payable and accrued liabilities -
           Orbital Sciences Corporation                                             (23,626)                0                   0
        Increase in deferred revenue                                                  2,067                 0                   0
        Increase in revenue participation accrued interest                              314                 0                   0
                                                                          ------------------  ----------------   -----------------
      NET CASH USED IN OPERATING ACTIVITIES                                        (103,063)         (103,764)            (53,176)
                                                                          ------------------  ----------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                            (36,370)          (11,867)            (45,915)
    Increase in investments in and advances to affiliates                            (2,386)           (6,874)             (2,105)
    Purchase of investments                                                               0                 0              (7,228)
    Proceeds from sale of investments                                                     0               390              29,594
    Proceeds from sale of affiliates                                                    865                 0                   0
    Others                                                                                0               (36)               (390)
                                                                          ------------------  ----------------   -----------------
      NET CASH USED IN INVESTING ACTIVITIES                                         (37,891)          (18,387)            (26,044)
                                                                          ------------------  ----------------   -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of long-term debt                                                           0            (1,190)             (1,087)
    Partners' contributions                                                         120,936           130,159              68,000
    Notes from Teleglobe Holding Corporation                                         13,720                 0                   0
    Financing fees paid and other                                                    (1,256)           (1,895)                  0
                                                                          ------------------  ----------------   -----------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                                     133,400           127,074              66,913
                                                                          ------------------  ----------------   -----------------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                                   (7,554)            4,923             (12,307)

CASH AND CASH EQUIVALENTS:
     Beginning of year                                                                8,722             3,799              16,106
                                                                          ------------------  ----------------   -----------------

CASH AND CASH EQUIVALENTS:
     End of year                                                           $          1,168    $        8,722     $         3,799
                                                                          ==================  ================   =================

SUPPLEMENTAL CASH FLOW DISCLOSURE:
     Interest paid                                                         $         11,900    $       23,860     $        23,965
                                                                          ==================  ================   =================

     Non-cash capital expenditures and increase in accrued liabilities -
        Orbital Sciences Corporation                                       $              0    $       53,264     $        29,700
                                                                          ==================  ================   =================

     Conversion of Orbital Sciences Corporation accrued liabilities
        to Orbital Communications Corporation partner's capital            $         36,634    $            0     $             0
                                                                          ==================  ================   =================


        The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)




                                                                                       TELEGLOBE MOBILE PARTNERS

                                                                         ------------------------------------------------------
                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                                           PARTNER'S         COMPREHENSIVE
                                                                            CAPITAL             INCOME               TOTAL
                                                                         --------------  ---------------------  ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1997                                     $     57,834     $                0    $      57,834
     Capital contributions                                                      33,500                      0           33,500
     Net loss                                                                  (34,814)                     0          (34,814)
                                                                         --------------  ---------------------  ---------------

PARTNERS' CAPITAL,  DECEMBER 31, 1998                                           56,520                      0           56,520
     Capital contributions                                                      85,659                      0           85,659
     Net loss                                                                  (72,274)                     0          (72,274)
     Share of ORBCOMM Japan Ltd.'s currency translation adjustment                   0                    174              174
                                                                         --------------  ---------------------  ---------------

PARTNERS' CAPITAL,  DECEMBER 31, 1999                                           69,905                    174           70,079
     Capital contributions                                                     120,936                      0          120,936
     Net loss                                                                 (368,755)                     0         (368,755)
     Repurchase of Orbital Communications Corporation stock                       (845)                     0             (845)
     Reallocation of partners' capital                                          (7,688)                     0           (7,688)
     Deemed distribution upon contribution of interest in affiliates               (63)                     0              (63)
     Share of ORBCOMM Japan Ltd.'s currency translation adjustment                   0                    (37)             (37)
                                                                         --------------  ---------------------  ---------------

PARTNERS' DEFICIT,  DECEMBER 31, 2000                                     $   (186,510)   $               137    $    (186,373)

                                                                         ==============  =====================  ===============






                                                                           ORBITAL COMMUNICATIONS CORPORATION

                                                                      ---------------------------------------------
                                                                                       ACCUMULATED
                                                                                         OTHER
                                                                        PARTNER'S     COMPREHENSIVE
                                                                         CAPITAL         INCOME          TOTAL           TOTAL
                                                                      --------------  -------------  -------------- --------------
PARTNERS' CAPITAL,  DECEMBER 31, 1997                                  $     48,584     $        0    $     48,584   $    106,418
     Capital contributions                                                   34,500              0          34,500         68,000
     Net loss                                                               (34,814)             0         (34,814)       (69,628)
                                                                      --------------  -------------  -------------- --------------

PARTNERS' CAPITAL,  DECEMBER 31, 1998                                        48,270              0          48,270        104,790
     Capital contributions                                                   44,500              0          44,500        130,159
     Net loss                                                               (72,274)             0         (72,274)      (144,548)
     Share of ORBCOMM Japan Ltd.'s currency translation adjustment                0            174             174            348
                                                                      --------------  -------------  -------------- --------------

PARTNERS' CAPITAL,  DECEMBER 31, 1999                                        20,496            174          20,670         90,749
     Capital contributions                                                   36,634              0          36,634        157,570
     Net loss                                                              (174,472)             0        (174,472)      (543,227)
     Repurchase of Orbital Communications Corporation stock                    (409)             0            (409)        (1,254)
     Reallocation of partners' capital                                         (132)             0            (132)        (7,820)
     Deemed distribution upon contribution of interest in affiliates           (353)             0            (353)          (416)
     Share of ORBCOMM Japan Ltd.'s currency translation adjustment                0            (22)            (22)           (59)
                                                                      --------------  -------------  -------------- --------------

PARTNERS' DEFICIT,  DECEMBER 31, 2000                                  $   (118,236)   $       152    $   (118,084)  $   (304,457)

                                                                      ==============  =============  ============== ==============


        The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)    NATURE OF OPERATIONS

   Organization

     In 1993, Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), and Orbital Communications Corporation ("Orbital Communications"), a majority owned subsidiary of Orbital Sciences Corporation ("Orbital"), formed ORBCOMM Global, L.P. ("ORBCOMM" or the "Company"), a Delaware limited partnership. Orbital Communications and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-earth orbit satellite-based data communication system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, the Company became a general and limited partner in ORBCOMM USA with a 98% participation interest and Orbital Communications' direct partnership interest was reduced to 2% and Teleglobe Mobile's direct partnership interest was eliminated entirely. Simultaneously, the Company became a general and limited partner in ORBCOMM International with a 98% participation interest and Teleglobe Mobile's direct partnership interest was reduced to 2% and Orbital Communications' direct partnership interest was eliminated entirely.

     Effective as of January 1, 2000, ORBCOMM entered into an agreement with Teleglobe, Teleglobe Mobile, Orbital and Orbital Communications (the "Omnibus Agreement") pursuant to which Teleglobe Mobile became the Company's sole general partner and majority owner, with an equity interest of approximately 64% as of January 1, 2000 (approximately 68% as of December 31, 2000), and Orbital Communications remained a limited partner, with a minority ownership equity interest of approximately 36% as of January 1, 2000 (approximately 32% as of December 31, 2000).

     On January 26, 2000, Orbital Communications and Teleglobe Mobile each contributed to the Company its 2% direct participation interest in ORBCOMM USA and ORBCOMM International, respectively (the "Merger"). As a result of the Merger, these companies ceased doing business as separate entities and the Company assumed their business operations. The participation interests contributed to ORBCOMM represented net liabilities of $353,000 and $63,000 for ORBCOMM USA and ORBCOMM International, respectively, which have been accounted for as distributions to Orbital Communications and Teleglobe Mobile.

     In February 1999, the Company formed ORBCOMM Investment Corporation, a Delaware corporation, as a wholly owned unrestricted subsidiary for the purpose of making strategic investments in the Company's existing and prospective international service licensees, other service distributors and various third parties. In April 1999, the Company and ORBCOMM Enterprises Corporation, a Delaware corporation and wholly owned subsidiary of the Company, formed ORBCOMM Enterprises, L.P., a Delaware limited partnership ("ORBCOMM Enterprises"), as an unrestricted subsidiary of the Company for the purpose of marketing and distributing the Company's monitoring, tracking and messaging services to customers and developing applications with respect thereto.

   Bankruptcy and Liquidation

     On September 15, 2000, the Company along with seven of its subsidiaries (collectively the "Debtor") filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case Nos. 00-3636 through 00-3643). Under Chapter 11, prosecution of certain claims ("Pre-Petition Claims") against the Debtor in existence prior to the filing of the petition for relief are stayed by operation of the Federal bankruptcy laws while the Debtor continues business operations as Debtor-in-Possession and attempts to develop a plan of reorganization. As of December 31, 2000, the Company had not developed its plan of reorganization pursuant to Chapter 11.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(1)    NATURE OF OPERATIONS - (CONTINUED)

     Pre-Petition Claims are reflected in the December 31, 2000, consolidated balance sheet as Liabilities subject to compromise. Additional claims may be determined by the Bankruptcy Court (or agreed by parties in interest) subsequent to the filing date as a result of the Company's rejection of executory contracts, including leases, and allowed claims for contingencies and other disputed amounts, which will also be classified as Liabilities subject to compromise in the consolidated balance sheets. The liabilities in the accompanying consolidated balance sheets do not include all such additional claims which may arise subsequent to December 31, 2000. Claims secured against the Debtor's assets ("Secured Claims") also are stayed by operation of law, although the holders of such claims have the right to move the court for relief from the stay. Secured Claims are secured primarily by liens on the Debtor's property, plant, and equipment.

     In February 2001, the Company filed a motion with the Bankruptcy Court to approve bidding procedures for, and ultimately the sale of, all or substantially all of the Debtor's assets, or alternatively to convert the cases to cases under Chapter 7 of the United States Bankruptcy Code in the event no sale was consummated.

     On February 28, 2001, the Company entered into an asset purchase agreement (the "Agreement") with the bidder that was determined to have made the highest and best bid during the auction process, Advanced Communications Technologies, Inc. ("ACT"). Pursuant to the Agreement, ACT agreed to purchase substantially all the assets of the Company and its subsidiaries excluding cash and cash equivalents on hand and certain other assets including any undrawn Teleglobe Holding Corporation ("Teleglobe Holding") Debtor-in-Possession Financing proceeds (see Note 6) as of the closing date. The sale to ACT was not consummated.

     On April 9, 2001, the Company announced it had reached a tentative asset sale agreement to sell substantially all the assets of the Company and its subsidiaries excluding cash and cash equivalents on hand as of the closing date with International Licensees, LLC ("International Licensees"), subject to finalizing certain terms and conditions, definitive documentation and International Licensees' investors' approval. International Licensees is a consortium consisting of certain international licensees and other business partners of the Company. The consideration to be paid at closing consists of $2,000,000 in cash and a $5,000,000 promissory note to be paid by International Licensees for distribution to Teleglobe Holding. In addition, upon confirmation of a consensual liquidating plan of reorganization, the Company will receive 5% of the equity of a company to be formed by International Licensees to effect the purchase and $6,500,000 of Orbital common stock subject to a valuation mechanism. This consideration will be distributed in accordance with the terms of the liquidating plan of reorganization. The sale is subject to Bankruptcy Court approval. There is no certainty at this time that either the sale to International Licensees will be consummated or that the contemplated liquidating plan of reorganization will be confirmed and consummated.

   The ORBCOMM System Description

     ORBCOMM was formed to develop, construct, operate and market the ORBCOMM System. The space assets currently consist of a constellation of 35 in-orbit satellites, 30 of which are operational and in commercial service at December 31, 2000. The ground and control assets consist of gateways strategically located throughout the world and the facilities to monitor and manage all network elements. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of ORBCOMM System satellites. The subscriber assets consist of various models of subscriber units, some of which are intended for general use, while others are designed to support specific applications.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(1)      NATURE OF OPERATIONS - (CONTINUED)

   Regulatory Status

     Construction and operation of communications satellites in the United States requires licenses from the Federal Communications Commission (the "FCC"). Orbital Communications has been granted full operational authority for the ORBCOMM System by the FCC. Similar licenses are required from foreign regulatory authorities to permit ORBCOMM System services to be offered outside the United States. Primary responsibility for obtaining licenses outside the United States resides with entities who become international licensees.

     In January 2000, Orbital Communications agreed to file an application with the FCC to transfer to the Company the FCC licenses held by Orbital Communications with respect to the ORBCOMM System if an aggregate of $75,000,000 in additional capital contributions or similar equity investments were made to the Company by any entity after January 1, 2000 and provided the Company stays current with its obligations to Orbital. During 2000, capital contributions or similar equity investments exceeding $75,000,000 were made to the Company. However, an application to transfer the FCC licenses to the Company has not yet been filed due to the Company's failure to stay current with its obligations to Orbital. The proposed sale to International Licensees contemplates that, subject to certain conditions, Orbital Communications will transfer the FCC licenses to a company to be formed by International Licensees to hold the FCC licenses.

   Risks and Uncertainties

     In addition to the issues surrounding its bankruptcy filing, the Company's operations are subject to certain risks and uncertainties that are inherent in the satellite communication industry. The Company has suffered recurring losses from operations and has a net partners' capital deficiency. During 2000, adequate funding was not received from Teleglobe or other sources. The Company expects to have continuing losses until completion of the Company's bankruptcy case occurs, at which time the Company expects to dissolve.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States. These statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Prior to the Merger in January 2000 and pursuant to the terms of the relevant partnership agreements: (i) Teleglobe Mobile controlled the operational and financial affairs of ORBCOMM International; and (ii) Orbital Communications controlled the operational and financial affairs of ORBCOMM USA. Since the Company was unable to control, but was able to exercise significant influence over, ORBCOMM International's and ORBCOMM USA's operating and financial policies, the Company accounted for its investments in ORBCOMM International and ORBCOMM USA using the equity method of accounting. Therefore, ORBCOMM's proportionate share of the net income and losses of each of ORBCOMM USA and ORBCOMM International was recorded under the caption "Equity in net losses of affiliates" in its consolidated financial statements. ORBCOMM's investment in each of ORBCOMM USA and ORBCOMM International was carried at cost, and was subsequently adjusted for the proportionate share of the net income and losses, additional capital contributions and distributions under the caption "Investments in and advances to affiliates." As a result of the Merger, ORBCOMM USA and ORBCOMM International ceased doing business as separate entities and ORBCOMM assumed their business operations.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Accordingly, ORBCOMM's consolidated financial statements include ORBCOMM USA's and ORBCOMM International's assets, liabilities and operating revenues and expenses beginning after the Merger. The Merger resulted in non-cash changes in balance sheet accounts as follows (in thousands):

         Increase in accounts receivable                          $       7,281
         Increase in deferred and prepaid contract costs                 38,342
         Increase in accounts payable and accrued liabilities               923
         Increase in deferred revenue                                    47,315

     As of September 15, 2000, the date of the Company's petition for protection under Chapter 11, the Company adopted the financial reporting and accounting policies required for companies operating pursuant to Chapter 11 as prescribed in the American Institute of Certified Public Accountant's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). In accordance with SOP 90-7, the Company has classified in the accompanying consolidated balance sheets as of December 31, 2000, liabilities subject to compromise separately from those that are not subject to compromise. The Company has reported separately in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2000, revenues, expenses, gains and losses relating to the reorganization.

     The Company recorded interest expense for the period from January 1, 2000 through September 15, 2000. In accordance with SOP 90-7, interest expense is not recorded during the Chapter 11 proceedings except to the extent that it is probable that it will be allowed. The Company's management does not believe it is probable that interest expense incurred during the Chapter 11 proceedings will be allowed and therefore no interest expense for the period from September 16, 2000 through December 31, 2000 has been recorded.

   Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   Inventory

     Inventory is stated at the lower of cost or market and primarily consists of subscriber units available for sale to customers. Cost is computed on a specific identification basis.

     During 2000, the Company determined that certain inventory would not be realizable. The Company recorded inventory write-downs aggregating $16,459,000 in 2000, which have been classified as a component of cost of product sales in the accompanying consolidated statements of operations and comprehensive loss.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)




(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   Depreciation and Recoverability of Long-Lived Assets

     The Company depreciates its operational assets over their estimated economic useful life using the straight-line method as follows:

      Space segment assets:                               generally 8 years
      Ground segment assets:                              3 to 10 years
      Other property, plant and equipment:                generally 5 years


     The Company's policy is to review its long-lived assets, including its Mobile Communications Satellite System, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment losses when the sum of the undiscounted expected future cash flows is less than the carrying amount of the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. With regard to satellites, the Company recognizes impairment losses on a satellite-by-satellite basis.

     During 2000, the Company assessed its long-lived assets for impairment and concluded, as a result of certain events, including the Company's Chapter 11 filing, that certain long-lived assets were impaired. The Company recorded an impairment loss of $334,837,000 in 2000 to reduce the carrying value of these long-lived assets to their estimated fair value. The Company's estimate of the fair value was based on the expected proceeds to be received from the sale of the assets of the Company and its subsidiaries.

   Other Assets

     Other assets principally consisted of deferred debt issuance costs. These costs were amortized over the term of the related debt and such amortization was reported as a component of interest expense and other financial charges. As a result of the Chapter 11 filing, the Company recorded a non-cash charge to expense of $3,868,000 for deferred debt issuance costs having no future benefit.

   Investments in Affiliates

     The Company uses the equity method of accounting for its investments in and earnings of affiliates in which the Company has the ability to exercise significant influence over, but does not control, such affiliates' operations. In accordance with the equity method of accounting, the Company's carrying amount of an investment in an affiliate is initially recorded at cost, and is increased to reflect its share of the affiliate's income and reduced to reflect its share of the affiliate's losses. The Company's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, the affiliate. Investments in which the Company does not have the ability to exercise significant influence over operating and financial policies are accounted for under the cost method of accounting.

     On December 22, 2000, the Company completed the sale of Dolphin Software Services ULC ("DSS"), a wholly owned subsidiary, to Terion Acquisition Corporation ("Terion") for $1,000,000, which was received in 2001. The Company recorded a loss on the sale of $617,000.

     The Company periodically reviews the underlying value of its investments by comparing their carrying amount to their net recoverable amount. The determination of the net recoverable amount consists of evaluating forecasted income and cash flows. Any impairment of such value is written off to expense.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     During 2000, the Company assessed its investments in affiliates for impairment and concluded as a result of certain events, including the Company's Chapter 11 filing, that certain investments in affiliates were impaired. The Company recorded an impairment loss of $4,579,000 in 2000 to reduce the carrying value of these investments in affiliates to their estimated fair value. The Company's estimate of the fair value was based on the expected proceeds to be received from the sale of the assets of the Company and its subsidiaries.

     In January 2001, the Company sold its investment in Aeris Communications, Inc. for $1,000,000. Because the Company had reduced the carrying value of this investment from $3,000,000 to $1,000,000 in 2000, the Company will recognize no gain or loss as a result of the sale in 2001.

   Goodwill

     In 1998, the Company acquired the assets of Dolphin Software Systems, Inc. ("Dolphin"). Goodwill, which represented the excess of costs over the fair value of identifiable assets acquired from Dolphin, was amortized on a straight-line basis over 10 years.

     The Company periodically reviewed the underlying value of its goodwill by comparing its carrying amount to its net recoverable amount. The determination of the net recoverable amount consisted of evaluating forecasted income and cash flows. Any impairment of such value was written off to expense. As a result of the sale of DSS to Terion, all goodwill was written off and included as a component of the $617,000 loss on the sale.

   Partners' Capital (Deficit)

     As of December 31, 1999, Teleglobe Mobile and Orbital Communications were both general and limited partners in the Company and each partner's limited and general partner accounts were combined into one single capital account and presented as such in the consolidated balance sheets and consolidated statements of partners' capital (deficit).

     As of December 31, 2000 and pursuant to the terms of the Omnibus Agreement (see Note 1), the Company's sole general partner and majority owner, Teleglobe Mobile, had an equity interest of approximately 68% and the limited partner, Orbital Communications, had a minority ownership equity interest of approximately 32%.

     Revenue Recognition

     Prior to January 1, 2000, revenue from product sales was generally recognized when products were shipped or when customers accepted the products, depending on contractual terms. Service revenues were generally recognized when services were rendered. License fees from service license or similar agreements were generally accounted for as deferred revenues and recognized ratably over the term of the agreements.

     In December 1999, the Securities and Exchange Commission (the "SEC") issued "Staff Accounting Bulletin No. 101, Revenue Recognition" ("SAB No. 101"). SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company adopted SAB No. 101 in 2000, effective January 1, 2000. As a result, revenues from product sales and activation of subscriber units are accounted for as deferred revenues and recognized ratably over the expected customer life, generally 5 years.

     Revenues from gateway sales and service license and other similar agreements are accounted for as deferred revenues and recognized ratably over the life of the related service license or similar agreements. The impact of adopting SAB No. 101, including cumulative effect, was not material to the Company's 2000 results of operations.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

The cumulative effect of adopting SAB No. 101 as of January 1, 2000 was to defer $4,549,000 of revenues primarily from gateway sales of ORBCOMM International (resulting from related revenues of $23,638,000 and related costs of $19,089,000), which was merged with the Company on January 26, 2000.

   Foreign Currency Translation

     The Company has determined the functional currency of its Canadian subsidiaries, DSS and ORBCOMM Canada Inc. ("ORBCOMM Canada") (together the "Canadian Subsidiaries"), to be the U.S. dollar. Consequently, the Canadian subsidiaries' financial statements are remeasured into U.S. dollars on the following basis:

     -- monetary assets and liabilities are remeasured at the current exchange rate;

     -- all non-monetary items that reflect prices from past transactions are remeasured using historical exchange rates, while all non-monetary items that reflect prices from current transactions are remeasured using the current exchange rate; and

     -- revenues and expenses are remeasured at the average exchange rates prevailing at the time the transactions occurred, except those expenses related to non-monetary items, which are remeasured at historical exchange rates.

     Exchange gains/losses resulting from the remeasurement process are reported on the consolidated statements of operations and comprehensive loss under "Interest expense and other financial charges."

   Income Taxes

     As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded by the Company within the accompanying consolidated financial statements.

   Stock Based Compensation

     ORBCOMM and its subsidiary, ORBCOMM DIS Corporation, formerly known as Dolphin Information Services, Inc., ("DIS"), account for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and provide pro forma net income (loss) data for employee stock option grants as if the fair-value-based method as defined in SFAS No. 123 had been applied. ORBCOMM and DIS elected to continue to apply the provisions of APB No. 25 and to provide the pro forma disclosure in accordance with the provisions of SFAS No. 123.

   Segment Information

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), establishes standards for reporting financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company's revenues are primarily derived from customers in the United States. The Company's operations for 2000 and 1999 constitute a single segment.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   Comprehensive Income

     As of January 1, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive loss consists of net loss and currency translation adjustments and is presented in the consolidated statements of operations and comprehensive loss. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

   Reclassification of Prior Years' Balances

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year presentation.


(3)    MOBILE COMMUNICATIONS SATELLITE SYSTEM AND OTHER PROPERTY, PLANT AND
       EQUIPMENT

     The Mobile Communications Satellite System and other Property, Plant and Equipment consist of the following assets:


                                                                                     DECEMBER 31,
                                                                                    (IN THOUSANDS)
                                                                         --------------------------------------
                                                                               2000                 1999
                                                                         ------------------   -----------------
       Space segment assets ........................................     $         378,752    $        350,771
       Ground segment assets .......................................                49,990              50,064
       Other property, plant and equipment .........................                20,725              16,841
                                                                         ------------------   -----------------
       Total .......................................................               449,467             417,676
       Less: accumulated depreciation and loss on impairment .......              (442,467)            (71,634)
                                                                         ------------------   -----------------
       Total, net ..................................................     $           7,000   $         346,042
                                                                         ==================   =================


     During construction of the Mobile Communications Satellite System, the Company capitalized substantially all construction costs. The Company also capitalized a portion of the engineering direct labor costs that related to hardware and system design and development and coding of the software products that enhance the operation of the Mobile Communications Satellite System. For the years ended December 31, 1999 and 1998, $559,000 and $5,041,000, respectively, of such costs were capitalized (none for the year ended December 31, 2000). For the year ended December 31, 1998, total interest costs were $24,550,000, of which $22,573,000 had been capitalized as a part of the historical cost of the Mobile Communications Satellite System. The Company stopped capitalizing interest costs related to the ORBCOMM System after the launch of full commercial service of the ORBCOMM System in the United States and Canada in November 1998. For the years ended December 31, 2000 and 1999, total interest costs were $17,028,000 and $24,784,000, none of which were capitalized.


(4)    LIABILITIES SUBJECT TO COMPROMISE

     As of December 31, 2000, Liabilities subject to compromise consist of the following (in thousands):

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(4)    LIABILITIES SUBJECT TO COMPROMISE - (CONTINUED)


        Accounts payable and accrued liabilities               $     17,104
        Deferred revenue                                             41,804
        Accounts payable and accrued liabilities - Orbital
           Sciences Corporation                                      47,253
        Long-term debt (see Note 5)                                 170,000
        Revenue participation accrued interest                        1,834
        Accrued interest on long-term debt                           13,882
                                                               -------------
                                                               $    291,877
                                                               =============



(5)      LONG-TERM DEBT

     In August 1996, the Company and ORBCOMM Global Capital Corp. issued $170,000,000 aggregate principal amount of 14% Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All of the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). Revenue Participation Interest represents an aggregate amount equal to 5% of ORBCOMM System revenues generated from August 1996 through September 15, 2000 and is payable on the Old Notes and the Notes on each interest payment date subject to certain covenant restrictions. The Notes are fully and unconditionally guaranteed on a joint and several basis by Teleglobe Mobile and Orbital Communications, and were guaranteed by ORBCOMM USA and ORBCOMM International prior to the Merger. The guarantees are non-recourse to the shareholders and/or partners of the guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law. The Indenture governing the Notes contains certain financial covenants providing for, among other things, limitations on payments and cash transfers between the credit parties and Teleglobe and Orbital, limitations on transactions between ORBCOMM and its affiliates, limitations on the incurrence of additional indebtedness and restrictions on the sale of ORBCOMM's assets. The Indenture also imposes limitations governing the conduct of ORBCOMM's business and creates restrictions relating to ORBCOMM's investment activities. On August 15, 2000, due to the limited amount of funds available, the Company failed to pay an $11,900,000 interest payment due on the Notes. As a result of the Company's nonpayment of interest and failure to successfully restructure the Notes by September 14, 2000, the last day of the grace period permitted by the Notes' terms, the Notes were in default. On April 5, 2001, the Indenture Trustee for the Notes made demand upon Teleglobe Mobile and Orbital Communications for the amounts due and owing on the Notes.


(6)    RELATED PARTY TRANSACTIONS

     The Company paid Orbital $54,474,000 (including $41,460,000 paid pursuant to the Omnibus Agreement as described below), $537,000, and $5,641,000 for the years ended December 31, 2000, 1999, and 1998, respectively. Payments were made for work performed or services provided pursuant to the ORBCOMM System Design, Development, and Operations Agreement dated as of September 12, 1995 (the "1995 Procurement Agreement"), the ORBCOMM System Procurement Agreement dated as of February 1, 1999 (the "1999 Procurement Agreement"), the Administrative Services Agreement (the "Administrative Services Agreement") dated as of January 1, 1997 (for provision of ongoing administrative support to the Company), and a Sublease Agreement dated as of February 15, 1998 for office space in Sterling, Virginia. The Administrative Services Agreement was terminated as of May 19, 2000, at the same time that the Company signed two additional Sublease Agreements with Orbital for office space in Dulles, Virginia. Teleglobe, as the guarantor under one of these Sublease Agreements, paid $1,445,000 in 2000 to

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



(6)    RELATED PARTY TRANSACTIONS - (CONTINUED)

Orbital on the Company's behalf. Additionally, as of December 31, 2000 and 1999, Orbital deferred invoicing $40,753,000 and $91,300,000, respectively, under the Company's 1995 and 1999 Procurement Agreements with Orbital. As of December 31, 2000, the Company also accrued an additional $6,500,000 under the 1995 Procurement Agreement, which is due in installments from 2001 to 2005. As of December 31, 1999, the Company accrued an additional $16,213,000 under the 1995 Procurement Agreement and the Administrative Services Agreement.

     Pursuant to the Omnibus Agreement, the Company made arrangements to settle the $91,300,000 of deferred invoiced amounts as of December 31, 1999, and during the year ended December 31, 2000, the following transactions took place:

     - On January 26, 2000, ORBCOMM paid $41,460,000 to Orbital. The funds for this payment came from an equity contribution to ORBCOMM made on that date by Teleglobe Mobile,

     - On March 3, 2000, Orbital invoiced ORBCOMM $33,082,000 and simultaneously assigned such invoice to Orbital Communications. Orbital Communications subsequently requested that ORBCOMM convert, and ORBCOMM converted, the full amount of this invoice into an equity contribution to ORBCOMM, and

     - The parties agreed that the remaining $16,758,000, together with accrued interest, would be paid by ORBCOMM to Orbital in two equal installments on each of March 31, 2001, and June 30, 2001. The payment due on March 31, 2001 has not been paid, and this liability has been included with the Company's liabilities subject to compromise under the caption "Accounts payable and accrued liabilities - Orbital Sciences Corporation" (see Note 4).

     In addition, in January 2000, Orbital Communications requested that ORBCOMM convert, and ORBCOMM converted, into an equity contribution to ORBCOMM $2,962,000 of invoices due to Orbital Communications pursuant to the Administrative Services Agreement and previously accrued by ORBCOMM as of December 31, 1999.

     As of May 19, 2000, pursuant to the Omnibus Agreement, Teleglobe sold to ORBCOMM the business of ORBCOMM Canada, a majority owned subsidiary of Teleglobe and ORBCOMM's international licensee for Canada, and Orbital sold to ORBCOMM the net assets of Orbital's GEMtrak division, which ORBCOMM has operated since March 1999. As required for transactions between related parties, ORBCOMM recorded the assets and liabilities acquired in both transactions using their carryover basis. In connection with the purchase of ORBCOMM Canada, the Company assumed ORBCOMM Canada's obligations related to $7,404,000 of preferred stock of ORBCOMM Canada held by Teleglobe and Meder Communications, which is owned by a previous officer of ORBCOMM. Such preferred stock is reflected on ORBCOMM's consolidated balance sheets under the caption "Minority Interest."

     Certain provisions of the partnership agreement among ORBCOMM, Teleglobe Mobile, and Orbital Communications require ORBCOMM to reimburse Orbital Communications for Orbital Communications' repurchase of certain shares of Orbital Communications' common stock issued pursuant to the Orbital Communications' 1998 Stock Option Plan (the "Stock Option Plan"). For the years ended December 31, 2000 and 1999, ORBCOMM reimbursed Orbital Communications $1,254,000 and $0, respectively, under the Stock Option Plan.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(6)    RELATED PARTY TRANSACTIONS - (CONTINUED)

     On September 25, 2000, the Company entered into a credit facility with Teleglobe Holding ("Debtor-in-Possession Financing" or "DIP") permitting the Company to borrow up to an aggregate principal amount not to exceed $17,000,000 (the "Note to Teleglobe Holding"). The Note to Teleglobe Holding bears an interest rate of 17% per annum and is fully and unconditionally guaranteed on a joint and several basis by the Company and certain of its subsidiaries. As amended on October 10, 2000, the DIP matured on March 31, 2001. In connection with the proposed asset sale to International Licensees, Teleglobe Holding has agreed to extend the maturity of the DIP. As of December 31, 2000, the outstanding balance under the DIP was $13,720,000, which included $170,000 of accrued interest.

     The Company paid ORBCOMM Canada, $1,335,200, $494,000 and $216,300 for the years ended December 31, 2000, 1999 and 1998, respectively, pursuant to a consulting agreement dated March 18, 1998, in consideration for services provided by employees of ORBCOMM Canada.

     Effective January 1, 1999, the Company commenced allocating to ORBCOMM USA and ORBCOMM International their respective share of expenses incurred by the Company on behalf of ORBCOMM USA and ORBCOMM International. For the year ended December 31, 1999, the Company allocated to ORBCOMM USA and ORBCOMM International $8,944,000 of expenses (none for the year ended December 31, 1998). As discussed in Note 2, in 2000, the companies ceased doing business as separate entities. Therefore, no expenses were allocated to ORBCOMM USA and ORBCOMM International for the year ended December 31, 2000.

     In May 1999, ORBCOMM USA transferred approximately $700,000 of its product development assets associated with the marketing and distribution of the Company's monitoring, tracking and messaging services and associated applications to ORBCOMM Enterprises, an entity formed by the Company to distribute value-added products and services using the ORBCOMM System.

     The Company sold an aggregate of $1,212,000 and $1,008,000 of products to ORBCOMM USA and ORBCOMM International for the years ended December 31, 1999 and 1998, respectively.


(7)      FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's cash and cash equivalents, receivables, prepaid expenses and accounts payable and accrued liabilities approximates fair value since all such instruments are short-term in nature. Fair value for the Company's long-term debt is determined based on quoted market rates or other information. The table below compares the carrying and the fair value of the Company's long-term debt as of December 31, 2000 and 1999.

                                                    DECEMBER 31, 2000              DECEMBER 31, 1999
                                                     (IN THOUSANDS)                 (IN THOUSANDS)
                                                   ----------------------       -----------------------
                                                   CARRYING                      CARRYING
                                                    AMOUNT     FAIR VALUE         AMOUNT     FAIR VALUE
                                                    ------     ----------         ------     ----------
     Long-term debt.......................        $170,000       $  6,150       $170,000       $115,600

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(8)      STOCK OPTION PLAN

     During the second quarter of 1999, the Company and ORBCOMM Corporation, a Delaware corporation and wholly owned subsidiary of the Company (the "Corporation"), adopted The Amended and Restated 1999 Equity Plan of ORBCOMM Corporation and ORBCOMM Global, L.P. (the "Equity Plan"). The Equity Plan provides for grants of incentive or non-qualified stock options to purchase common stock of the Corporation to officers, employees, consultants and independent directors of the Corporation and its affiliates and to officers, employees and consultants of the Company. Under the terms of the Equity Plan, incentive or non-qualified stock options may not be granted at less than 100% of the fair market value at the date of grant. The options vest at a rate set forth in each individual option agreement, generally in full three years from the date of grant, subject to acceleration under certain conditions.

     In 1999, 709,325 shares of the Corporation's common stock were granted (none in 2000) under the Equity Plan, of which 473,900 and 65,375 were subsequently cancelled as of December 31, 2000 and 1999, respectively. All of these options have been granted at an exercise price of $14.97, which price represented the fair market value of the Corporation's common stock on the date of grant. As of December 31, 2000 and 1999, none of these options were exercisable and the weighted average remaining contractual life of these options was 8.67 and 9.67 years, respectively.

     In 1998, DIS adopted the Dolphin Information Services, Inc. 1998 Stock Option Plan (the "DIS Plan"). The DIS Plan provided for grants of incentive or non-qualified stock options to purchase DIS common stock to officers, employees and outside directors of DIS, the Company and their respective affiliates. Under the terms of the DIS Plan, incentive stock options could not be granted at less than 100% of the fair market value of DIS common stock at the date of grant and non-qualified stock options could not be granted at less than 85% of the fair market value of DIS common stock at the date of grant. The options vested at a rate set forth in each individual option agreement, generally in full three years from the date of grant, subject to acceleration under certain conditions. The following table summarizes information regarding options under the DIS Plan:


                                                              NUMBER OF         OPTION PRICE PER
                                                               SHARES                 SHARE
                                                          -----------------    -------------------
        Outstanding as of December 31, 1998                       1,237,500                  $0.08
        Granted                                                     278,000                  $1.00
                                                          -----------------
        Outstanding as of December 31, 1999                       1,515,500            $0.08-$1.00
        Cancelled                                               (1,515,000)            $0.08-$1.00
                                                          -----------------
        Outstanding as of December 31, 2000                              0                     N/A
                                                          =================


     As of December 31, 1999, all stock options had been granted at the fair market value of DIS common stock on the date of grant and none were exercisable. No stock options were granted in 2000. The weighted average remaining contractual life of the outstanding stock options was 8.98 years as of December 31, 1999.


(9)    STOCK BASED COMPENSATION

     The Company uses the Black-Scholes option-pricing model to determine the pro forma impact of stock option grants under SFAS No. 123 on the Company's net loss. The model uses certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted.

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(9)      STOCK BASED COMPENSATION - (CONTINUED)

     This information and the assumptions used for 2000 and 1999 for the Equity Plan and the DIS Plan are summarized as follows:

                            ADDITIONAL SHARES             WEIGHTED-AVERAGE FAIR VALUE        RISK-FREE
                      AVAILABLE AS OF DECEMBER 31,          PER SHARE AT GRANT DATE        INTEREST RATE
                      ----------------------------          -----------------------        -------------
                         2000           1999                  2000         1999           2000        1999
                         ----           ----                  ----         ----           ----        ----
     ORBCOMM          1,329,950         856,050                N/A        $14.97           N/A        5.61%

     DIS                    N/A       1,484,500                N/A         $0.25           N/A        5.61%

     The assumed volatility, dividend yield and average expected life was 30%, zero percent and 4.5 years, respectively, for the Equity Plan for the year ended December 31, 2000 and for both plans for the year ended December 31, 1999.

     Had the Company determined compensation cost based on the fair value at the grant date for the stock options in accordance with the fair value method prescribed by SFAS No. 123, the Company's net loss would have been $543,241,000 and $144,795,000 for the years ended December 31, 2000 and 1999, respectively.


(10)     EMPLOYEE SAVINGS PLAN

     The Company maintains the ORBCOMM Retirement Savings Plan (the "Plan"), which is a 401(k) profit sharing plan. All U.S. employees who are scheduled to work 1,000 hours or more in a consecutive 12-month period are eligible to participate in the Plan on their dates of employment. Employees may contribute 15% of eligible compensation to the Plan and the Company matches 100% of the amount contributed by each employee up to 4% of such compensation. In addition, the Plan contains a discretionary contribution component, pursuant to which the Company may make an additional annual contribution to the Plan. As of December 31, 1999, Company contributions vested over a five-year period from the employee's date of employment. Subsequent to year end 1999, the vesting period was shortened to three years.

     Company contributions (both the Company matching contribution and the annual discretionary contribution) for the years ended December 31, 2000, 1999, and 1998 were $969,000, $1,227,000, and $1,127,000, respectively.


(11)     COMMITMENTS AND CONTINGENCIES

   1999 Procurement Agreement

     Under the 1999 Procurement Agreement with Orbital, as amended, the Company was to purchase, at a minimum, among other things, 14 additional satellites, two satellite propulsion rings and two separate Pegasus launch vehicles at a total cost not to exceed $107,000,000. As of December 31, 2000, the Company's remaining obligation under this agreement is approximately $63,000,000.
 .
   Lease Commitments

     The Company leases facilities and equipment under agreements classified as operating leases. Rental expense for 2000, 1999 and 1998 was $3,703,000, $2,227,000, and $2,074,000, respectively, of which $2,097,000, $815,000,

                              ORBCOMM GLOBAL, L.P.
                             (DEBTOR-IN-POSSESSION)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(11)  COMMITMENTS AND CONTINGENCIES - (CONTINUED)

and $939,000, respectively, represents rental expense charged to the Company by Orbital as part of the Administrative Services Agreement and the Sublease Agreements. The future minimum rental payments under non-cancelable operating leases currently in place are as follows:

         PERIODS                                                                  IN THOUSANDS
         -------                                                                  ------------
         2001.................................................................    $       3,053
         2002.................................................................            2,981
         2003.................................................................            2,992
         2004.................................................................            2,908
         2005.................................................................            2,312
         Thereafter...........................................................           21,210
                                                                                  -------------
            Total minimum lease commitments...................................    $      35,456
                                                                                  =============


     Pursuant to the protections afforded under the Federal bankruptcy laws, the Company is entitled to reject certain leases to which it is a party, subject to certain guidelines and restrictions. In connection with a sale of substantially all of the Company's assets, a buyer generally may request the Company to assume and assign to the buyer any ongoing operating leases the buyer desires to retain in connection with its purchased assets. Where possible, the Company expects to reject any leases not so retained by a buyer.

   Contingencies

     From time to time, the Company is involved in claims from licensees or potential licensees. While the outcome of these matters is uncertain, in management's opinion, there will be no material adverse impact on the financial condition or results of operations of the Company as a result of such claims.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE



To the Board of Directors
of Orbital Sciences Corporation


Our audit of the consolidated financial statements referred to in our report dated April 16, 2001 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule as of and for the year ended December 31, 2000 listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




/s/ PricewaterhouseCoopers LLP
McLean, VA
April 16, 2001